Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-168020 and No. 333-215535) pertaining to the ING Financial Services LLC 401(k) Savings Plan of our report dated May 20, 2020, with respect to the financial statements and supplemental schedule of the ING Financial Services LLC 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Hancock Askew & Co., LLP

Peachtree Corners, Georgia
May 20, 2020